Exhibit 5.1

CLIFFORD CHANCE US LLP

November 24, 2020

Watermark Lodging Trust, Inc.
150 N. Riverside Plaza

Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as counsel to Watermark Lodging Trust, Inc., a Maryland corporation (“WLT”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by WLT with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of 2,000,000 shares of WLT's Class A common stock, par value $0.001 per share (the “Shares”), pursuant to the Watermark Lodging Trust, Inc. 2015 Equity Incentive Plan, filed with the Commission on May 15, 2015 (the “Equity Incentive Plan”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the company.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized and, when issued pursuant to the 2015 Equity Incentive Plan in the manner contemplated within the Registration Statement, such Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP
Clifford Chance US LLP